Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

JAMA PUBLISHES DATA ON EFFECT OF RANEXA™ ON KEY MARKERS

OF ANGINA SEVERITY IN PATIENTS ON BACKGROUND ANGINA

THERAPY

PALO ALTO, Calif., January 20, 2004 – The Journal of the American Medical Association tomorrow publishes data from the Combination Assessment of Ranolazine In Stable Angina (CARISA) trial showing that Ranexa™ (ranolazine) produced statistically significant reductions in angina frequency (p≤0.006) and nitroglycerin use (p<0.02), two important measures of angina severity. In this study, Ranexa produced statistically significant (p=0.012) increases in symptom-limited exercise duration at trough drug concentrations, the primary endpoint of the study.

CARISA was a Phase III multi-national, double-blind, placebo-controlled, parallel group trial of the safety and efficacy of ranolazine in persistently symptomatic angina patients. In this trial, 823 patients were randomized to assess the anti-anginal effects of 12 weeks of treatment with Ranexa in chronic angina patients also receiving a background anti-anginal medication.

The most common adverse effects with Ranexa were constipation, nausea, asthenia and dizziness, all of which occurred with a frequency <6.2 percent more than with placebo.

CV Therapeutics (Nasdaq: CVTX) is developing Ranexa for the treatment of chronic angina and a New Drug Application is under review by the U.S. Food and Drug Administration. If approved, Ranexa would represent the first new class of therapy for angina introduced in the United States in more than a quarter century. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

“What is especially exciting about the CARISA data is that patients who were on standard anti-anginal drug therapy had substantial improvement in their angina after taking Ranexa, without suffering clinically meaningful decreases in heart rate or blood pressure. This is particularly important for the significant number of angina patients who cannot tolerate further reductions in heart rate or blood pressure caused by existing anti-anginal drugs. In addition, angina patients with other illnesses like diabetes, congestive heart failure and COPD often cannot tolerate the side effects from these drugs,” said lead author Bernard R. Chaitman, M.D., Professor of Medicine, Director of Cardiovascular Research, Saint Louis University School of Medicine, St. Louis, MO.

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease (CAD) and marked by repeated and sometimes unpredictable attacks of chest pain. It affects 6.8 million people in the U.S., according to the American Heart Association, and results in more than 700 million angina attacks per year in the U.S.

Study Detail

Patients received one of three background therapies at once-daily standard doses (atenolol 50 mg, diltiazem CD 180 mg, or amlodipine 5 mg) and were randomized to receive twice daily doses of Ranexa 750 mg, Ranexa 1000 mg or placebo. Exercise testing was performed at trough plasma concentrations (12 hours after dosing) after two, six, and 12 weeks and at peak plasma concentrations (four hours after dosing) after two and 12 weeks.

Study Results

In both Ranexa dose groups combined, symptom-limited exercise duration at trough plasma concentrations, the primary endpoint of the trial, increased on Ranexa by an average of 116 seconds, compared to an average increase of 92 seconds on placebo (p=0.012). The average increases in symptom-limited exercise duration at trough plasma concentrations on each ranolazine dose, considered independently, were 115 seconds on 750 mg and 116 seconds on 1000 mg, compared to 92 seconds on placebo (p≤0.03). The increases in exercise times on Ranexa were not significantly different among the three background therapies.

Statistically significant effects of Ranexa also were observed on other secondary efficacy endpoints. Compared to placebo, Ranexa at both doses statistically significantly increased the average time to onset of angina at both peak (38 seconds on each dose; p≤0.003) and trough (30 and 26 seconds, respectively; p≤0.033). Ranexa doses of 750 mg and 1000 mg increased the average time to electrocardiographic evidence of ischemia compared to placebo. These increases approached statistical significance at trough (20 and 21 seconds, respectively; p≤0.1) and achieved statistical significance at peak (41 and 35 seconds, respectively; p≤0.004). Ranexa at doses of 750 mg and 1000 mg reduced the frequency of angina by an average of 0.8 (p=0.006) and 1.2 (p<0.001) attacks per week, compared to placebo. Ranexa also significantly reduced nitroglycerin consumption by an average of 1.0 (p = 0.016) and 1.4 (p<0.001) tablets per week at Ranexa doses of 750 mg and 1000 mg, respectively, compared to placebo.

Ranexa had no clinically meaningful impact on heart rate or blood pressure, either at rest or following exercise.

The adverse event rate was 26 percent for placebo, 31 percent for Ranexa 750 mg, and 33 percent for Ranexa 1000 mg. Small (<10 milliseconds) but statistically significant (p<0.001) mean increases in QTc were observed compared to placebo. Five patients receiving the 1000 mg dose of Ranexa experienced syncope. None of the syncopal episodes appeared to be due to ventricular arrhythmia or torsades de pointes and no cases of torsade de pointes have ever been observed in patients taking Ranexa. Serious adverse events were observed in six percent, seven percent, and seven percent of patients on placebo, Ranexa 750 mg, and Ranexa 1000 mg, respectively. In CARISA, three patients died on placebo, two on Ranexa 750 mg and one on Ranexa 1000 mg.

About CV Therapeutics

CV Therapeutics, Inc. is a development-stage company. None of the company’s products have been approved for marketing by the FDA or any foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

CV Therapeutics, headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 25 years. On October 30, 2003, the U.S. Food and Drug Administration (FDA) sent CV Therapeutics an approvable letter indicating that there is evidence that Ranexa is an effective anti-anginal, and that additional clinical information is needed prior to approval. On December 9, 2003, the Cardiovascular and Renal Drugs Advisory Committee of the FDA discussed a range of issues relating to the review of Ranexa for the treatment of chronic angina, but did not vote on any matters presented to it.

Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. AdentriTM, an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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